January 13, 2012

Strictly Private & Confidential

All American Gold Corp

Attention: Mr. Brent Welke

Dear Mr. Welke:

Re: Provision of Consultant Services

The purpose of this letter agreement (the “Agreement”) is to confirm the terms under which Parkside Communications Inc. (the “Service Provider”) will provide consultant services to All American Gold Corp (the “Company”). This letter constitutes an agreement which shall be binding on all parties. The terms are as follows:

1.

Term. The initial engagement of the Service Provider shall commence on February 1, 2012 through March 31, 2012. The Agreement may be renewed upon agreement of both parties for subsequent terms to be mutually determined. Upon termination the Service Provider will return to the Company all documents, electronic storage devices and any other property or matter belonging to the Company and will strictly comply with confidentiality provisions hereof.

2.	Services. Services will include:

i.	Setting up and managing investor relations phone line;

ii.	Establishing and maintaining a relationship between the company and existing shareholders;

iii.	Introducing new investors and maintaining relationships;

iv.	Making introductions with, and maintaining relations with, key persons having any relationship to the Company and its operations;

v.	Drafting, editing and distribution of Company news announcements, filings and other corporate information;

vi.	Update and manage corporate website copy.

Additional services outside of the services listed above, such as creation of marketing materials, DTC/NOBO list management, mass mail programs, website design and programming, social media marketing, trade show management and booth design, and other requested activities will be billed on a per-project basis.

Payment. In exchange for the provision of the Services, the Company shall pay the Service Provider during the Term a monthly retainer of US$2,500 (the “Compensation”) starting on February 1, 2012, and due on the 1st of each month thereafter. The Company is responsible for payment of invoices at the end of the month for ancillary services on the company’s behalf that are greater than a total of $200. Any travel on the Company’s behalf exceeding a 100 mile radius of the Service Provider, as discussed prior to booking, shall be reimbursed by the Company.

3.

Confidentiality. In accepting the engagement of the Service Provider by the Company, the Service Provider agrees to execute and deliver a confidentiality and non-disclosure agreement to the company in the form used by the company, once a copy of which has been provided to the Service Provider.

4.	Additional Provisions.

(a)

This Agreement constitutes the entire agreement between the parties hereto and supersedes every previous agreement, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the parties which respect to the subject matter of this Agreement.

(b)	This Agreement may not be assigned by either party except with the prior written consent of the other party.

(c)

The parties hereto warrant each to the other to conduct their duties and obligations hereof in good faith and with the due diligence and to employ all reasonable endeavors to fully comply with and conduct the terms and conditions of this Agreement.

(d)

The parties will from time to time after the execution of this Agreement make, do execute or cause or permit to be made, done or executed, all such further and other acts, deeds, things, devices and assurances in law whatsoever as may be required to carry out the true intention and to give full force and effect to this Agreement.

(e)

For all purposes this Agreement will be governed exclusively by, construed and enforced in accordance with the laws prevailing in the State of New York and the federal laws of America applicable therein. This Agreement shall be exclusively litigated in the State of New York unless the Parties voluntarily consent otherwise in writing.

(f)

No consent or waiver expressed or implied by either party in respect of any breach or default by the other in the performance by such other of its obligations hereunder be valid unless it is in writing, be relied upon as a consent to or waiver of any other breach or default or constitute a general waiver under this Agreement.

To confirm acceptance of these terms please sign the copy of this letter provided to you and return it to Parkside. Your signature will indicate that you agree to be bound by the terms set out above.

Yours Truly,

Parkside Communications Inc.

/s/ “Dimitra Kalapakis”

Per: _________________________	Date: January 18, 2012

Parkside Communications Inc.

Authorized Signatory

Agreed and accepted by

/s/ “Brent Welke”

Signature: _________________________	Date: January 17, 2012

Brent Welke

For and on behalf of All American Gold Corp.